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                                  UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C. 20549

				    SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			(Amendment No. _____1______)*



			  NetCapital, Inc.
		________________________________________
			(Name of Issuer)



			Common Stock and Warrants
		________________________________________
			(Title of Class of Securities)


			64113L103
		________________________________________
				(CUSIP Number)


			September 25, 2024
         	________________________________________
	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ x ]	Rule 13d-1(b)

[   ]	Rule 13d-1(c)

[   ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 64113L103
	________________________________________

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1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Bard Associates, Inc.                               36-3452497

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2. 	Check the Appropriate Box if a Member of a Group (See Instructions)

		(a) /  /
		(b) /  /


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3.	SEC Use Only


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4.	Citizenship or Place of Organization

	Illinois

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Number of	5.	Sole Voting Power
Shares
Beneficially		0
Owned by		---------------------------------------------
Each Reporting	6.	Shared Voting Power
Person with
			0
			---------------------------------------------
		7.	Sole Dispositive Power

			0
			---------------------------------------------
		8.	Shared Dispositive Power

		        3,120 (Based on 0 Common Shares and 218,373 Warrants exchangeable for 3,120 Common Shares)
			---------------------------------------------

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9.	Aggregate Amount Beneficially Owned by Each Reporting Person

        3,120 (Based on 0 Common Shares and 218,373 Warrants exchangeable for 3,120 Common Shares)


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10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
 	(See Instructions)  /   /


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11.	Percent of Class Represented by Amount in Row (9)

	0.4%

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12.	Type of Reporting Person (See Instructions)

	IA

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ITEM 1.
	(a)	Name of Issuer

		NetCapital, Inc.
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	(b)	Address of Issuer's Principal Executive Offices

		1 Lincoln Street
		Boston, MA 02111

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ITEM 2.

	(a)	Name of Person Filing

		Bard Associates, Inc.
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	(b)	Address of Principal Business Office or, if none, Residence

		135 South LaSalle Street, Suite 3700
		Chicago, IL  60603

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	(c)	Citizenship

  		United States
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	(d)	Title of Class of Securities


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	(e)	CUSIP Number

		64113L103
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ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS
	240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE
	PERSON FILING IS A:

		(a)	/     / Broker or dealer registered under section 15 of
			The Act (15 U.S.C. 78o).

		(b)	/    / Bank as defined in section 3(a)(6) of the Act
			(15 U.S.C. 78c).

		(c)	/    / Insurance company as deined in section 3(a)(19)
			Of the Act (15. U.S.C. 78c).

		(d)	/   / Investment company registered under section 8 of
			The Investment Company Act of 1940 (15 U.S.C. 80a-8).

		(e)	/ x / An investment adviser in accordance with Section
			240.13d-1(b)(1)(ii)(E);

		(f)	/   / An employee benefit plan or endowment fund in accordance
			with Section 240.13d-1(b)(1)(ii)(F);

		(g)	/   / A parent holding company or control person in accordance
			with Section 240.13d-1(b)(1)(1)(ii)(G);

		(h)	/   / A savings association as defined in Section 3(b) of the
			Federal Deposit Insurance Act (12 U.S.C. 1813);

		(i)	/   / A church plan that is excluded from the definition of an
			Investment company under section 3(c)(14) of the Investment
			Company Act of 1940 (15. U.S.C. 80a-3);

		(j)	/   / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

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ITEM 4.	OWNERSHIP

	The information reported below in the Item 4(a) is as of September 26, 2024,
	consisting of 3,120 (Based on 0 Common Shares and 3,120 Warrants) shares.

	The percentage set forth in Item 4(b) is calculated based on 778,054 shares
	outstanding, comprised of 774,934 shares of the Issuer's Common Stock
	outstanding as reported in the Issuer's 10-Q for the period July 31,2024
	(filed September 16,2024) plus the assumption of 218,373 exercised warrants
	exchangeable for 3,120 common shares.

		(a)	Amount beneficially owned:

			3,120 (Based on 0 Common Shares and 218,373 Warrants exchangeable for 3,120 Common Shares)


		(b)	Percent of Class

			0.4%

		(c) 	Number of shares as to which the person has:

			(i)	Sole power to vote or to direct the vote

			0
			----------------------------------------------------
			(ii)	Shared power to vote or to direct the vote

			0
			------------------------------------------------------
			(iii)  Sole power to dispose or to direct the disposition of

			0
			------------------------------------------------
			(iv)  Shared power to dispose or to direct the disposition of

			3,120 (Based on 0 Common Shares and 218,373 Warrants exchangeable for 3,120 Common Shares)

			---------------------------------------------------------

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof The reporting person has ceased to be the beneficial owner of more than five
Percent of the class of securities, check the following   / X /.


ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
		ANOTHER PERSON


ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
	WHICH ACQUIRED THE SECURITY BEING REPORTED ON
	BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
	GROUP


ITEM 9.	NOTICE OF DISSOLUTION OF GROUP


ITEM 10.CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



					SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

					September 27, 2024
				-------------------------------------------
					Date

				/s/ Michael Y. Demaray
				----------------------------------------------
					Signature

				Michael Y. Demaray/ President
				-----------------------------------------------------
					Name/Title